Filed under Rule 424(b)(3), Registration Statement No. 333-58976

Pricing Supplement No. 1 - dated Monday, June 21, 2004 (To: Prospectus Dated June 20, 2001 and Prospectus Supplement Dated June 10, 2004)

CUSIP		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product	Guaranteed
Number	Selling Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Security
26876EAA3	100.000%	0.750%	$3,166,075.00	FIXED	4.750%	MONTHLY	06/15/2008	07/15/2004	$2.77	YES	Unsecured Notes	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services, Inc., Wachovia Securities LLC

26876EAB1	100.000%	1.100%	$1,139,328.00	FIXED	5.250%	QUARTERLY	06/15/2010	09/15/2004	$11.81	YES	Unsecured Notes	YES

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services, Inc., Wachovia Securities LLC

Issuer
EOP Operating Limited Partnership
Two N. Riverside Plaza, Suite 2100
Chicago IL 60606

Guarantor
Equity Office Properties Trust
Two N. Riverside Plaza, Suite 2100
Chicago IL 60606

Trade Date: Monday, June 21, 2004 @ 12:00 PM ET
Settle Date: Thursday, June 24, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trademark of INCAPITAL, LLC. All Rights Reserved.

EOP Operating Limited Partnership
$500,000,000 EOP Operating LP
Prospectus dated 20-June-01 and
Prospectus Supplement Dated: 10-Jun-04